Exhibit 99.2

November 5, 2018

Conflicts Committee of the Board of Directors

AMGP GP LLC

1615 Wynkoop Street

Denver, Colorado 80202

Re:                       Registration Statement on Form S-4 of
Antero Midstream GP LP, filed November 5, 2018 (the “Registration Statement”)

Lady and Gentleman:

Reference is made to our opinion letter, dated October 9, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to Antero Midstream GP LP (“AMGP”), after giving effect to the issuance of shares of AMGP Common Stock (as defined in the Agreement (as defined in the Opinion Letter)) pursuant to the Series B Exchange (as defined in the Opinion Letter), of the Aggregate Consideration (as defined in the Opinion Letter) to be paid by AMGP for the outstanding common units representing limited partner interests of Antero Midstream Partners LP pursuant to the Agreement (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the Conflicts Committee of the Board of Directors of AMGP in connection with its consideration of the transaction contemplated therein. We understand that AMGP has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary Term Sheet — Opinion of the AMGP Conflicts Committee’s Financial Advisor; Summary of Risk Factors,” “Special Factors — Background of the Transactions; Recommendation of the AMGP Conflicts Committee and the AMGP Board and Their Reasons for Recommending Approval of the Transactions; Projected Financial Information; Opinion of the AMGP Conflicts Committee’s Financial Advisor” and “Risk Factors — Risks Related to the Transactions” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)